Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “ARKO CORP.”, FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF AUGUST, A.D. 2020, AT 6:13 O’CLOCK P.M.

3535148 8100 SR# 20206961092	Authentication: 203544492 Date: 08-26-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:13 PM 08/26/2020	STATE OF DELAWARE
FILED 06:13 PM 08/26/2020
SR 20206961092 - File Number 3535148	CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under and pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the Corporation is ARKO Corp.

2.

The Registered Office of the corporation in the State of Delaware is located at 251 Little Falls Drive in the City of Wilmington, County of New Castle,19808. The name of the Registered Agent at such address upon whom process against this corporation may be served is Corporation Service Company.

3.	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total amount of stock this corporation is authorized to issue is 1,000 shares of common stock with a par value of $0.0001 per share.

5.	The name and mailing address of the incorporator are as follows:

Name:	Francella Ashby
Mailing Address:	c/o DLA Piper LLP
1251 Avenue of the Americas, 27th Floor
New York, NY 10020

By:	/s/ Francella Ashby
Incorporator

Name:	Francella Ashby